UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2020

THE TJX COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701
 (Address of principal executive offices) (Zip Code)

(508) 390-1000
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TJX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 5.07  Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of The TJX Companies, Inc. (the “Company”) was held on June 9, 2020. The final voting results of the annual meeting are as follows:

Proposal 1: Each nominee for director was elected, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Nominee	For	Against	Abstaining	Broker Non-Votes
Zein Abdalla	983,428,552	9,946,552	1,159,924	64,180,317
Alan M. Bennett	934,764,011	58,606,916	1,164,101	64,180,317
Rosemary T. Berkery	975,706,455	17,709,284	1,119,289	64,180,317
David T. Ching	942,535,284	50,855,610	1,144,134	64,180,317
Ernie Herrman	975,459,418	17,946,348	1,129,262	64,180,317
Michael F. Hines	939,720,071	53,649,646	1,165,311	64,180,317
Amy B. Lane	946,794,240	46,541,860	1,198,928	64,180,317
Carol Meyrowitz	957,526,566	35,373,850	1,634,612	64,180,317
Jackwyn L. Nemerov	975,227,204	18,197,367	1,110,457	64,180,317
John F. O’Brien	950,476,107	42,909,765	1,149,156	64,180,317
Willow B. Shire	913,223,852	80,193,765	1,117,411	64,180,317

Proposal 2: The appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2021 was ratified.

For	Against	Abstaining
996,593,846	61,207,718	913,781

Proposal 3: On an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (the say-on-pay vote) was approved.

For	Against	Abstaining	Broker Non-Votes
920,243,189	72,800,154	1,491,685	64,180,317

Proposal 4: A shareholder proposal for a report on reduction in chemical footprint was not approved.

For	Against	Abstaining	Broker Non-Votes
436,793,628	543,908,847	13,832,553	64,180,317

Proposal 5: A shareholder proposal for a report on animal welfare was not approved.

For	Against	Abstaining	Broker Non-Votes
74,306,992	904,523,829	15,704,207	64,180,317

Proposal 6: A shareholder proposal for setting target amounts for CEO compensation was not approved.

For	Against	Abstaining	Broker Non-Votes
92,178,107	892,839,642	9,517,279	64,180,317

Proposal 7: A shareholder proposal for disclosure regarding executive share retention was not approved.

For	Against	Abstaining	Broker Non-Votes
288,110,923	704,364,371	2,059,734	64,180,317
Item 7.01  Regulation FD Disclosure

As previously disclosed, during the first quarter of fiscal 2021 the Executive Compensation Committee (“ECC”) of the Board of Directors of The TJX Companies, Inc. (the “Company”) determined that it was appropriate to postpone certain annual compensation decisions in light of the COVID-19 pandemic. On June 9, 2020, the ECC undertook certain compensation actions that had been postponed and approved incentive compensation opportunities for executive officers of the Company, including annual incentive opportunities for fiscal 2021 with performance criteria based on the Company's key business priorities during the COVID-19 pandemic and subject to a reduced maximum payout limit, long-term cash incentive opportunities under the Company’s Long Range Performance Incentive Plan that will be based on the achievement of performance goals to be established for the fiscal 2022-2023 period, and long-term equity incentives in the form of service-based restricted stock units under the Company’s Stock Incentive Plan. The mix of new long-term incentives for fiscal 2021 does not include performance share units. For executive officers of the Company, the total target value of fiscal 2021 annual and long-term incentive opportunities has not increased as compared to fiscal 2020. In addition, base salaries have been reduced on a temporary basis as previously disclosed. The ECC has taken into account the uncertainty caused by the COVID-19 pandemic in determining the design and mix of annual and long-term compensation opportunities for fiscal 2021, and intends to return to a compensation program structure with greater emphasis on long-term performance incentives, including performance share units, when the environment normalizes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        THE TJX COMPANIES, INC.

         /s/ Alicia C. Kelly
        Alicia C. Kelly
        Executive Vice President, Secretary and
        General Counsel

Dated: June 11, 2020